EMPLOYMENT AGREEMENT

THIS AGREEMENT dated January 1, 2010 (the “Effective Date”).

BETWEEN:

CANADIAN ZINC CORPORATION., a company duly incorporated under the laws of British Columbia having its principal offices at Suite 1710 - 650 West Georgia Street Vancouver, BC V6B 4N9

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

ALAN B. TAYLOR, of 973 Garrow Drive, Port Moody, BC, V3H 1H8

(hereinafter called the “Executive”)

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A.                      The Company is incorporated under the laws of British Columbia and carries on the business of mineral exploration;

B.                      The Executive is one of the key executives of the Company and presently provides services to the Company as its Chief Operating Officer, Director and Vice President of Exploration;

C.                      The Company recognizes that the Executive has been engaged in various roles with the Company, and its predecessor Company, for over 15 years;

D.                      The parties wish to restate, amend and formalize the terms of the Executive’s relationship with the Company; and

E.                      It is of material value to the Company and the Executive to expressly define the Executive’s rights and the Company’s obligations in the event of a Change of Control of the Company so that in the event of a Change of Control of the Company the Executive will be encouraged to remain in the Company’s employ until such Change of Control is completed or terminated, without fear of loss of the
       Executive’s rights under this Agreement;

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.           EMPLOYMENT

1.1           Effective Date.  This Agreement shall be effective on the Effective Date.

1.2           Position and Term.  The Company agrees to continue to employ the Executive and the Executive agrees to serve the Company as Chief Operating Officer and Vice President of Exploration or such other senior executive position as the Company may determine from time to time. The term of this Agreement and employment is indefinite, but the employment and this Agreement may be terminated by either party as provided herein.

1.3           Duties and Reporting.  The Executive shall report to and be directly responsible to the CEO and/or the Board of Directors (the “Board”) of the Company. The Executive will have the duties and authorities set out in Schedule A”, and those commonly associated with the Executive’s office and such other duties reasonably related thereto as may be assigned by the Company from time to time.  The Executive shall work full-time for the Company and not engage in any other employment or self-employment without the written consent of the Company.

2.           COMPENSATION

2.1           Salary.  The Company will pay the Executive an annual salary of $171,360 (CAD) less lawful deductions, payable by equal semi-monthly instalments.  For all purposes of this Agreement, “Salary” means the remuneration described in this section (subject to adjustment under sub-section below), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature.

2.2           Review.  The Company will review the Salary annually and will make any adjustments it determines are reasonable in the sole opinion of the Company, which shall take into account, but shall not be limited to considering, the Executive’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. The Salary shall not be reduced, except with the written consent of the Executive.

2.3           Benefits.  The Executive shall be entitled to participate in all Executive benefit programs offered to the Company’s executives from time to time (the “Benefits”), including, without limiting the generality of the foregoing, those set out in Schedule “B” hereto, in accordance with and on the terms and conditions generally provided from time to time by the Company.  The Executive agrees that the Company may substitute or modify the terms of the Benefits on comparable terms and conditions without notice, provided that no material substitution or modification of benefits made within 18 months after a Change of Control of the Company shall be binding on the Executive without the Executive’s consent.  All insured benefits shall be governed by the terms of the policies in force.

2.4           Incentive Plans.  The Executive shall be entitled to participate in any incentive programs for the Company’s executives, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (collectively, the “Incentive Plans”).  Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company in its sole discretion.  Except as hereafter specifically set out, the Executive acknowledges that his participation in these Incentive Plans will be to such extent, on such terms and in such amounts as the Company in its sole discretion may decide from time to time, and the Executive shall have no absolute entitlement to such participation.

Any amounts which the Executive may be granted under any Incentive Plan shall not, for the purposes of this Agreement, be treated as salary.  The Executive agrees that except in respect to share options or other incentive mechanisms which have been granted to the Executive, the Company may substitute, reduce, modify the terms of or eliminate its Incentive Plans from year to year in the sole discretion of the Company or to meet regulatory or Stock Exchange requirements.

2.5           Incentives on Termination.  No incentive shall be payable to the Executive after notice of termination of employment has been given or received by the Executive, except for incentives which have been fully earned as at the date of such notice which remain payable provided such termination is not for just cause.

2.6           Vacation.  The Executive shall be immediately entitled to 6 weeks’ paid vacation each calendar year, at such time or times as shall be agreed between the Executive and the Company.  Unused vacation may only be carried over for one year.

2.7           Professional Dues and Development. The Company will, upon submission of appropriate receipts, reimburse the Executive for annual professional dues.  Subject to the Company’s written approval, the Company will pay for the reasonable costs for the Executive to attend educational or professional conferences which will be of mutual benefit to the Company and the Executive.

2.8           Expenses.  The Executive shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Executive in the discharge of duties for the Company.  The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account to the Chief Executive Officer of the Company showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.9           Accelerated Vesting.  Notwithstanding the provision of any plan or agreement but subject to any required approval of the Toronto Stock Exchange, upon the completion of any form of transaction which, would constitute a Change of Control (as defined herein) and under which shares of the Company are to be exchanged or acquired, including a takeover bid, all granted share options of the Executive which have not vested shall be deemed to be fully vested and exercisable so as to permit the Executive to exercise such options and participate in the Change of Control transaction in respect of the shares thereby acquired.

3.           ADDITIONAL OBLIGATIONS OF THE EXECUTIVE

3.1           Full Time.  The Executive will devote the Executive’s full time, attention and ability to the business and affairs of the Company and its subsidiaries as required to fulfil the Executive’s duties hereunder and shall not engage in any other work for remuneration without the written consent of the Company.

3.2           Other Permitted Activities.  The Executive will not become a director of any other company without the prior consent of the Company, such consent not to be unreasonably withheld.  The Company’s consent herein shall not permit any appropriation or diversion by the Executive of any business opportunity coming to the Executive in the Executive’s capacity as an Executive of the Company or otherwise in the course of the Company’s business.

3.3           Confidentiality.  The Executive will not, at any time, or in any manner, during the continuance of the Executive’s employment hereunder or thereafter, divulge any of the confidential information or secrets of the Company, including information about mineral properties in which the Company or its affiliates has or is proposing to acquire an interest (collectively, the “Confidential Information”), to any person or persons, except as required to carry out the Executive’s duties without the previous consent in writing of the Company.  During the continuation of the Executive’s employment or thereafter, the Executive shall not use or attempt to use any Confidential Information which the Executive may acquire in the course of this employment for the Executive’s own benefit or that of any other person, directly or indirectly.

3.4           Business Opportunities.  The Executive agrees to communicate at once to the Company all material business opportunities which come to the Executive in the course of the Executive’s employment or otherwise in the course of the Company’s business and to deliver to and assign ownership of to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Executive may conceive, make or discover, become aware directly or indirectly or have presented to the Executive and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

4.           TERMINATION

4.1           Resignation.  The Executive may terminate this Agreement without Good Cause by giving the Company 2 months’ advance written notice, in which event, subject to section 4.5, the Executive shall not be entitled to any severance payment, but shall be entitled to receive Salary and vacation pay earned to the date of termination and payment of any reimbursable expenses.

4.2           Termination Without Cause and Resignation for Good Cause.  The Company may terminate this Agreement and the employment of the Executive without cause at any time by notice in writing stating the last day of employment (the “Termination Date”) and the Executive may resign on two weeks’ written notice (the end of such notice also being the “Termination Date”) for “Good Cause” (as defined below), in which events the Company shall be obligated to provide the Executive with the compensation set out below payable as follows:

(a)	on the Termination Date, the Executive will be paid an amount equal to the Executive’s Salary at that date, less lawful deductions; and

(b)	on the first anniversary of the Termination Date, the Executive will be paid an amount equal to 50% of the payment under clause (a).

The Executive may direct the Company to pay the amounts above in a lump sum or in instalments on regular paydays of the Company.

In addition, any life insurance policies maintained by the Company for the benefit of the Executive and the Executive’s designated beneficiary(s) will be maintained in full force and effect for a period of 12 months from the Termination Date at the Company’s expense, provided that if such participation is not permitted under any such plan or policy, the Company will pay to the Executive, in addition to all other amounts payable hereunder, a sum equal to the cost of life insurance policies maintained by the Company for the benefit of the Executive for the 12 months immediately preceding the Termination Date. Furthermore, until the earlier of the first anniversary of the Termination Date or the Executive obtaining comparable alternative benefit coverages, the Executive shall be entitled to continue to participate, at the expense of the Company, in those Company Benefit plans the Executive was participating in as of the Termination Date, provided that if such participation is not permitted under any such plan or policy, the Company will pay to the Executive, in addition to all other amounts payable hereunder, a sum sufficient to enable the Executive to obtain comparable coverage during that period.

The compensation and benefits set out in this sub-section shall be collectively referred to as the “Severance”.

4.3           Good Cause Defined: As used herein, “Good Cause” means the occurrence of one of the following events without the Executive’s express written consent:

(a)           a reduction by the Company in the Executive’s Salary made without the Executive’s written consent;

(b)	a change in the principal executive office of the Company to a location more than 100 kilometres from the then-current location of the principal executive office of the Company;

(c)	the requirement by the Company that the Executive be based anywhere other than within a 100 kilometre radius of the Executive’s then current location;

(d)
the failure by the Company to continue in effect, or a material change in the terms of Executive’s participation in benefits under any Incentive Plan or Benefits plan (collectively, the “Existing Plans”), the effect of which would be to materially reduce the total value, in the aggregate, of the benefit to the Executive of the Existing Plans;

(e)	any reduction by the Company of the number of paid vacation days to which the Executive is entitled; or

(f)	any other events or circumstances which would constitute a constructive dismissal at common law.

4.4           Termination for Cause. The Company may at any time terminate the employment of the Executive and this Agreement for just cause. Without limiting the generality of the foregoing, just cause shall include but not limited to:

(a)	any act of fraud or material dishonesty;

(b)	wilful neglect of duties to a material degree; and

(c)
if the conduct of the Executive is determined by the Company, which determination shall be made in a bona fide and reasonable manner, to be detrimental to the business of the Company and if the Executive persists in such conduct after being informed of the Company’s determination.

In such event, the Executive shall not be entitled to any compensation or notice, but shall be entitled to receive the Salary and vacation pay earned to the date of termination and payment of any reimbursable expenses.

4.5           Resignation or Termination After a Change of Control. Notwithstanding any other provision in this Agreement, if within 12 months following a Change of Control of the Company (as defined below), the Employee’s employment is terminated by the Company without Cause or, the Employee resigns with or without Good Cause at any time within 12 months after a Change of Control, in either case, he will receive as severance an amount equal to 24 months Salary as at that date, less lawful deductions.

4.6           Change of Control Defined:  For all purposes of this Agreement, “Change of Control” means the acquisition by

(a)           any person; or

(b)           by any person acting “jointly or in concert” with another person as that phrase is interpreted the Securities Act (a “Joint Actor”);

whether directly or indirectly, of voting securities as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.

4.7           No Mitigation.  The Executive shall not be required to mitigate the amount of any payments provided for in this section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

4.8           Return of Property.  On the cessation of employment for any reason, the Executive agrees to deliver to the Company all documents, financial statements, records, plans, drawings and papers of every nature, including electronic records, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in the Executive’s possession or control. The Executive shall not retain electronic copies of such records.

4.9           Right to Deduct.  The Company shall have the right to offset any money properly due by the Executive to the Company against any amounts payable by the Company to the Executive under this Agreement.

4.10           Options on Resignation.  If permitted by applicable laws and regulatory authorities (which consent the Company will attempt to obtain but without warranty that such consent is obtainable) all stock option agreements between the Company and the Executive will provide that share options vested at the effective date of resignation under section 4.1 by the Executive may be exercised at any time and from time to time within 30 days after such date.

4.11           Incapacity.  If the Executive becomes:

(a)
temporarily disabled before termination of his employment hereunder, the Company will pay the Executive his Salary and Benefits to which he is otherwise entitled pursuant to his employment provided the Executive exercises reasonable efforts to return to employment as soon as practicable until such time as the Executive is eligible for Long Term Disability Benefits, or

(b)
permanently disabled (which shall refer to any disability resulting in the Executive being unable to perform substantially all his employment duties for more than 120 consecutive days or more than 120 days in any calendar year), the Company may forthwith terminate the Executive’s employment, and the Executive will thereafter be paid (by the Company or by a corporation entitled to issue annuity contracts engaged by the Company), for the one-year period commencing on such termination, on the last business day of each month following the date of termination of the employment, an amount equal to one-twelfth of the Executive’s Salary at the time of such termination. Such payments shall be in lieu of all amounts otherwise payable to the Executive, including under section 4.2 or any other section of this Agreement.

5.	SUCCESSORS OR ASSIGNS

5.1           Successors.  This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company.  The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement.

5.2           Assignment.  The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company (as defined in the B.C. Business Corporations Act) on written notice to the Executive, provided there is no material change to the Executive’s terms of employment.  The Company shall remain jointly and severally liable to the Executive with such assignee.  The Executive shall not be entitled to assign, pledge or grant a security interest in any obligation of the Company to make payment hereunder.

5.3           Benefit Binding.  This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees.  If the Executive dies while any amounts are still payable to the Executive under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees or to the Executive’s estate.

6.           MISCELLANEOUS

6.1           Applicable Laws.  This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.2           Time.  Time shall be of the essence of this Agreement.

6.3           Consideration. The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

6.4           Entire Agreement.  This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.  This Agreement may only be amended or modified in writing signed by the parties.

6.5           Notices.  Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify or have provided to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

6.6           Waiver.  The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

IN WITNESS WHEREOF the parties have executed this Agreement on February 8, 2010.

The Corporate Seal of Canadian Zinc Corporation was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) c/s ) ) )

SIGNED, SEALED AND DELIVERED by Alan B. Taylor in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) n ) ) )

SCHEDULE “A”

Highlights, but not limited to, Executive Duties and Responsibilities performed by the Chief Operating Officer and Vice President Exploration:

(a)	Oversee any operations program that may be taking place at the Company’s properties and ensure they are operated in the proper manner and report to the Board in a timely manner any update;

(b)	Assist the Company with any property evaluation or assessment and actively research for potential acquisitions;

(c)	Participate in actively promoting the Company including attending conferences, presentations, meetings to support the Company;

(d)	Oversee the management of all personnel associated with the Company;

(e)	Oversee and manage the Company’s main office and subsidiary offices;

(f)	Attend Board meetings and keep the Board informed and up to date on relevant matters;

(g)	Assist the Company, to the best of his ability, in completing all mandatory filings;

(h)	Assist the Company, to the best of his ability, with all corporate activity including financing, legal and administration and whatever other activities need to be addressed;

(i)	Assist in preparing annual budgets and monitor expenditures;

(j)	Report to the CEO and ensure that the CEO is informed of any significant corporate matter;

(k)	Any other reasonable duties that may be related to the Company that the Company may need assistance, on from time to time;

SCHEDULE “B”

Benefits

During the term of this Agreement, the Company shall provide the following benefits to the Executive:

a. parking for one vehicle at or near the Company’s premises; and

b. participation in the Company’s group benefits plan (including life and AD&D insurance and optional health/dental plans) and optional participation in the Company’s payment of Provincial Health Premiums.